Exhibit 99

NEWS RELEASE
TO BUSINESS EDITOR

PEOPLES FINANCIAL SERVICES CORP.
Declares Fourth Quarter Cash Dividend

Hallstead, PA/ January 3, 2012 – On December 23, 2011, the Board of Directors of Peoples Financial Services Corp. (OTCBB: PFIS) declared a dividend of $0.21 per share for the fourth quarter of 2011. The dividend, which is a 5.0% increase compared to the same quarter of 2010, is payable February 15, 2012, to shareholders of record January 31, 2012. Year-to-date dividend declared totaled $0.81 per share in 2011 and $0.79 per share in 2010.

Peoples Financial Services Corporation is the parent company of Peoples Neighborhood Bank, an independent community bank serving Lackawanna, Wyoming and Susquehanna Counties in Pennsylvania and Broome County in New York through eleven offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. In addition, customers can take advantage of PNB Online Banking services by accessing the Company's website at http://www.peoplesnatbank.com. Peoples Neighborhood Bank is the parent company of Peoples Wealth Management, a member managed limited liability company for the purpose of providing investment advisory services to the general public. The Company's business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies.

SOURCE: Peoples Financial Services Corp.
/Contact: MEDIA/INVESTORS, Scott A. Seasock, 570.879.2175 or scotts@peoplesnatbank.com

Co: Peoples Financial Services Corp.
St: Pennsylvania
In: Fin

Except for the historical information contained, herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company's Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.